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                                                                Exhibit 99.1


FOR IMMEDIATE RELEASE:                                          NEWS
September 30, 1998                                              NASDAQ-CMED


               COLORADO MEDTECH, INC. ANNOUNCES REGISTRATION OF
                         COMMON SHARES BY SHAREHOLDER


Boulder, Colorado--Colorado MEDtech, Inc. (NASDAQ:CMED) today announced the filing of a registration statement for the sale of common shares of CMED by Vencor, Inc. Vencor, CMED's largest shareholder, with approximately 3.5 million shares, intends to offer for sale its shares, with the cooperation of CMED, to institutional investors in privately negotiated transactions.

As part of the sale, institutional buyers have expressed an interest to purchase approximately 2.5 to 3.5 million shares of Vencor's holdings, subject to certain conditions. "As has been previously announced, Vencor has been focusing on its core business and liquidating certain non-strategic assets. We view this transaction as an opportunity to assist Vencor in raising capital by selling its shares in a controlled, private environment to value-oriented institutional investors," said John V. Atanasoff, President and Chief Executive Officer of CMED. "The investors with whom we are working understand the value in CMED's shares. We see the diversification of CMED's shareholder base as a benefit to all our shareholders," added Atanasoff.

CMED has indicated it may offer to repurchase up to 1.0 million shares of Vencor's holdings. "As we have previously announced, we believe CMED's shares represent an excellent value and a good use of our resources," said Atanasoff. "This gives us the opportunity to repurchase the shares we desire in a single transaction."

It is anticipated that CMED and Vencor will continue to work closely together to explore business opportunities that are beneficial to both organizations. "Vencor has been and continues to be a key supporter and customer of CMED through the various program initiatives we have in process," said W. Bruce Lunsford, Chairman and Chief Executive Officer of Vencor.

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Colorado MEDtech, Inc. is a leading full-service provider of advanced medical products and comprehensive outsourcing services.

The statements contained in this press release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements including, but not limited to the possibility that Vencor may sell none of the shares registered, the risk that institutional buyers or CMED may fail to purchase any registered shares, and the risk that Vencor may not continue program initiatives with CMED due to economic or other factors.

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                                   CONTACTS:

Colorado MEDtech, Inc.
John V. Atanasoff, President and CEO             Telephone: (303) 530-2660
Bruce L. Arfmann, CFO                            Fax: (303) 581-1010
Website: www.cmed.com                            E-mail:cmedinfo@cmed.com